Exhibit 10.1

July 1, 2018

George O’Leary

Dear George,

On behalf of HealthLynked Corporation (“HealthLynked” or the “Company”), it is my pleasure to offer this extension of employment for the Chief Financial Officer position to you as a full time position for the four-year period ending June 30, 2022. If the following terms are satisfactory, please countersign this letter (the “Agreement”) and return a copy to me at your earliest convenience.

Position:	Chief Financial Officer.

Duties:	As Chief Financial Officer, you will report to the Chief Executive Officer of the Company and you will be responsible for the administrative, financial, and risk management operations of the company, to include the development of a financial strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results in addition to other duties as may be assigned to you by the CEO of the Company or the Board’s designee in the absence of the CEO.

Term:	July 1, 2018 thru June 30, 2022.

Base Salary:	$200,000/year, payable bi-weekly in year one. The parties agree that this salary is for a full-time position. Thereafter, increases in base salary may occur annually at the discretion of the CEO of the Company with the approval of the Compensation Committee of the Board of Directors.

Bonus:	Beginning with the fiscal year ending December 31, 2018, you will be eligible to receive an incentive bonus payment which will be targeted at 33% of your Base Salary based on 100% achievement of goals and up to 50% if you exceed the goals as agreed upon between you and the CEO of the Company and approved by the Board of Directors for such fiscal year.

Event Bonus:	The Executive will be paid a cash bonus of $12,500 on the closing of the private placement round and an additional cash bonus of $12,500 on the closing of the up-listing round.

Stock Grants:	The Executive will receive Stock Grants in the amount of 100,000 shares of HLYK on July 1, 2018, and an additional 100,000 shares of HLYK each July 1st thereafter for year 2 (July 1, 2019) year 3 (July 1, 2020) and year 4 (July 1, 2021).

HealthLynked Corp
1726 Medical Blvd Suite 101 ● Naples, FL 34119
Telephone: (239) 513-1992 ● Fax: (239) 513-9022
www.HealthLynked.com

Paid Time Off:	You will be eligible for 4 weeks of paid time off (PTO)/year (160 hours), which will accrue on a pro-rata basis beginning from your hire date and be may carried over from year to year. It is company policy that when your accrued PTO balance reaches 80 hours, you will cease accruing PTO until your accrued PTO balance is 60 hours or less – at which point you will again accrue PTO until you reach 80 hours. In addition to paid time off, there are also 6 paid national holidays and 1 “floater” day available to you.

Stock Options:	You will be granted stock options to purchase up to 1,200,000 shares of the common stock of the Company’s publicly traded holding company, HealthLynked Corp. “HLYK”, a Nevada corporation, at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Bulletin Board on the day prior to your extension date or June 30, 2018. The grant of such options will be made pursuant to the Company’s stock option plan then in effect and will be evidenced by a separate Option Agreement, which the Company will execute with you within 60 days of receiving a copy of the Company’s Confidentiality, 1 year Non-Competition and Non-Solicitation Agreement, which has been executed by you. So long as you remain employed by the Company, such options will have a ten-year term from the grant date and will vest according to the following schedule:

Time-Based Vesting

150,000	will vest at your first year anniversary
12,500	will vest each month at the 13th monthly anniversary and continue on each monthly anniversary thereafter until your 4th year anniversary.

Company Performance-Based Vesting

75,000	if the Company achieves the board approved budgeted earnings for FY 2018;
75,000	if you achieve the individual performance goals established for you for FY 2018 by the CEO for the vesting of these options.

75,000	if the Company achieves the board approved budgeted earnings for FY 2019;
75,000	if you achieve the individual performance goals established for you for FY 2019 by the CEO for the vesting of these options.

75,000	if the Company achieves the board approved budgeted earnings for FY 2020;
75,000	if you achieve the individual performance goals established for you for FY 2020 by the CEO for the vesting of these options.

75,000	if the Company achieves the board approved budgeted earnings for FY 2021;
75,000	if you achieve the individual performance goals established for you for FY 2021 by the CEO for the vesting of these options.

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You understand that the Company’s stock option plan requires that any employee who leaves the employment of the Company will have no more than three (3) months from their termination date to exercise any vested options. The Company agrees that it will grant to you the maximum number of Incentive Stock Options (“ISO’s”) available under current IRS guidelines and that the remainder, if any, will be in the form of non-qualified stock options. All Options awarded pursuant to this Section will contain a provision in the Option Agreement that allows for immediate vesting of any unvested portion of the Options in the event of a change of control of HealthLynked.

Car and Phone Allowance:	Executive will be paid $650 per month car allowance and $100 phone allowance paid at the beginning of each month.

Healthcare Allowance:	Executive will be paid $750 per month healthcare allowance instead of benefits at the beginning of each month.

Termination Without Cause:	If the Company terminates you without “Cause” for any reason during the Term or any extension thereof, then the Company agrees that as severance it will continue to pay you your Base Salary and maintain your allowances for a period that is equal to six (6) months of your employment by the Company, beginning on the date of your termination date.

For the purposes of this letter agreement, the Company shall have “Cause” to terminate your employment hereunder upon: (i) failure to materially perform and discharge your duties and responsibilities under this Agreement (other than any such failure resulting from incapacity due to illness) after receiving written notice and allowing you thirty (30) business days to cure such failures, if so curable, provided, however, that after one such notice has been given to you, the Company is no longer required to provide time to cure subsequent failures under this provision, or (ii) any breach by you of the provisions of this Agreement; or (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; or (iv) any felony conviction involving the personal dishonesty or moral turpitude, or (v) engagement in illegal drug use or alcohol abuse which prevents you from performing your duties in any manner, or (vi) any material misappropriation, embezzlement or conversion of the Company’s or any of its subsidiary’s or affiliate’s property or business opportunities by you; or (vii) willful misconduct by you in respect of your duties or obligations under this Agreement and/or the Confidentiality, Non-Solicitation, and 1 year Non-competition Agreement.

You acknowledge and agree that any and all payments to which you are entitled under this Section are conditioned upon and subject to your execution of a general waiver and release, in such reasonable form as counsel for each of the Company and you shall agree upon, of all claims you have or may have against the Company.

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Confidentiality, Non-Compete, & Work +Products:	You agree that prior to your Extension Date, you will execute the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement attached to this letter as Exhibit 1. You understand that if you should fail to execute such Confidentiality, 1 year Non-Competition and Non-Solicitation Agreement in the agreed-upon form, it will be grounds for revoking this offer and not hiring you. You understand and acknowledge that this Agreement shall be read in pari materia with the Confidentiality, Non-Competition and Non-Solicitation Agreement and is part of this Agreement.

Executive’s Representations:	You understand and acknowledge that this position is an officer level position within HealthLynked Corp. You represent and warrant, to the best of your knowledge, that nothing in your past legal and/or work experiences, which if became broadly known in the marketplace, would impair your ability to serve as an officer of a public company or materially damage your credibility with public shareholders. You further represent and warrant, to the best of your knowledge, that, prior to accepting this offer of employment, you have disclosed all material information about your past legal and work experiences that would be required to be disclosed on a Directors’ and Officers’ questionnaire for the purpose of determining what disclosures, if any, will need to be made with the SEC. Prior to the Company’s next public filing, you also agree to fill out a Director’s and Officer’s questionnaire in form and substance satisfactory to the Company’s counsel. You further represent and warrant, to the best of your knowledge, that you are currently not obligated under any form of non-competition or non-solicitation agreement which would preclude you from serving in the position indicated above for HealthLynked or soliciting business relationships for any EMR services from any potential customers in the United States.

Miscellaneous:	(i)	This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(ii)	The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

(iii)	This Agreement is the joint product of the Company and you and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and you and shall not be construed for or against either party hereto.

(iv)	This Agreement will be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, any matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Collier County, Florida.

(v)	This Agreement may be signed in counterparts, and by fax, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(vi)	Within three days of your extension date, you will need to provide documentation verifying your legal right to work in the United States. Please understand that this offer of employment is contingent upon your ability to comply with the employment verification requirements under federal laws and that we cannot begin payroll until this requirement has been meet.

(vii)	Employment with HealthLynked is an “at-will” relationship and not guaranteed for any term. You or the Company may terminate employment at anytime for any reason with 90 days notice period.

(Signatures Appear on the Next Page)

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George, I know that with your full time effort, we will build a world-class team to help drive this company.

Sincerely,

/s/ Michael Dent M.D.

Michael Dent M.D.

Chairman and CEO

Agreed and Accepted:

/s/ George O’Leary	7/1/18
George O’Leary	Date

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